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                                                 EXHIBIT 10.4



                     INFORMATION SYSTEMS (IS) SERVICES AGREEMENT

    Washington Corporations (WC) and Washington Contractors Group, Inc., (WCGI) together referred to as the "Parties", on this first day of August, 1993 agree as follows:

1.  SERVICES TO BE PROVIDED BY WC:

    (a) While this agreement is in effect, WC shall provide WCGI access to WC's data processing center in accordance with the access and data processing services routinely and customarily received by WCGI (including processing of general ledge, accounts payable, payroll, inventory, work orders, and other system available as of August 1, 1993).

    (b) WC shall retain ownership of all equipment used to provide the services except for those personal computers already purchased by WCGI. WCGI shall at any time have the right to purchase the hardware and software charged hereunder at its depreciated or amortized cost.

2.  WCGI RESPONSIBILITIES:

    (a) WCGI shall be responsible for all charges associated with WCGI's personal computers, including maintenance, software licensing, hardware and software updates.

    (b) WCGI shall also be responsible for any cost, task or obligation not specifically assumed by WC under this agreement.

3.  PAYMENT FOR WC SERVICES AND EQUIPMENT USE:

    (a) Access to the AS/400 and associated equipment (printer, modems, terminals, etc.) and maintenance for same will be $6,000 per month.

    (b) Access to AS/400 software (OS/400 operating system, JDE systems, Washington Corp. developed software) shall be $6,000 per month.

    (c) Support services for the AS 400 hardware and software and support for WCGI's pc hardware and software, shall be $7,000 per month.

    (d)  IS operations and management shall be $6,000 per month.

    (e) Monthly fixed charges for items (a) through (d) for WCGI's use at the current level on the AS/400 system totals $25,000 per month.


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    (f)  Custom programming and program enhancement shall be reimbursed as incurred at an hourly rate. Based on historical use, the average amount will be $4,000 per month for 160 hours of programmer time ($25 per hour). Additional services and hardware shall be charged at a price to be negotiated between the parties or at hourly billing rates and charges for equipment, materials, supplies, travel costs, etc.

    (g) Payments are due twenty (20) days following the last day of each month this Agreement is in effect. The fees described herein may be renegotiated annually effective January 1, 1994 and each January 1 thereafter.

4.  MISCELLANEOUS:

    (a) Except as otherwise provided, the Parties shall not assign this agreement nor any rights or obligations hereunder without the prior written consent of the non-assigning party.

    (b) Nothing in this agreement shall be construed so as to require WC to provide all necessary or requested data processing services to WCGI.

    (c) It is the intent of the parties that the services provided under this contract at the same level as services formerly provided by WC. Therefore in event of a dispute regarding disagreement, the prior practices of the Parties shall be considered.

    (d) Neither party shall be liable to the other for any consequential damages due to any breach of this Agreement.

    (e) This Agreement shall be effective from the date hereof until canceled by either party upon thirty (30) days written notice to the other party.



                             WASHINGTON CONTRACTORS GROUP, INC.


                                       /s/ Darrol N. Groven
                             -------------------------------------
                                  Darrol N. Groven, President



                             WASHINGTON CORPORATIONS


                                       /s/ Mike Ragbourn
                             -------------------------------------
                              Mike Ragbourn, Vice President - MIS


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